EXHIBIT 99.1
Nabors’ 2Q06 EPS $0.77 ($0.82 before one-time tax charge) versus $0.411
Hamilton, Bermuda--(BUSINESS WIRE)--July 24, 2006--Nabors Industries Ltd. (NYSE: NBR) today announced its results for the second quarter and six months ended June 30, 2006. Adjusted income derived from operating activities2 was $349.5 million for the current quarter, compared to $173.8 million in the second quarter of last year and $370.5 million in the first quarter of this year. Net income was $233.4 million ($0.77 per diluted share) for the current quarter, compared to $131.8 million ($0.411 per diluted share) in the second quarter of last year and $256.8 million ($0.791 per diluted share) in the first quarter of this year. Operationally, we did $0.82 per share this quarter before a one-time net charge to income tax expense amounting to $0.05 per diluted share, as previously disclosed. Revenues totaled $1,127.4 million in the current quarter, compared to $770.5 million in the second quarter of last year and $1,168.3 million in the first quarter of this year. For the six months ended June 30, 2006, adjusted income derived from operating activities was $720.0 million compared to $345.8 million in the first six months of 2005. Net income for the first six months of 2006 was $490.2 million ($1.561 per diluted share) compared to $259.2 million ($0.811 per diluted share) in the first six months of 2005. Revenues for the first six months of 2006 rose to $2,295.7 million, up from $1,556.3 million for the first six months of 2005.
Gene Isenberg, Nabors Chairman and Chief Executive Officer, commented, “Nabors once again posted a record quarter at $0.82 before the one-time tax charge, which is particularly impressive considering the seasonally lower results in Canada and Alaska. All of our major operating businesses achieved a more than 50% increase in year-over-year results, with our U.S. Lower 48 Land Drilling unit again leading the way with 30 incremental rigs and uniformly higher average margins.
We are acutely aware that there appear to be two distinct rig markets, the one which actually exists and the one that the majority of analysts expect to develop out of the current gas storage overhang. We fully recognize the potential for short-term softening in the rig market if gas prices cause significant customer spending reductions. While this situation reduces the degree of certainty of our outlook over the near-term, recent and prospective developments lead us to conclude that any impact on our results will likely be much less and shorter in duration than consensus expectations imply for both this year and next. We continue to see a high number of customers planning sizeable increases in rig requirements, particularly for new higher specification rigs, across our global businesses.

[1]	All EPS numbers have been adjusted to reflect a two for one stock split.

[2]	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting.”

Our U.S. Lower 48 Land Drilling business has seen no reduction in activity or pricing, nor are we aware of any more than a handful of customers who have specific issues that are leading to reductions in their expenditures. When this has resulted in Nabors rigs becoming available, we have been able to secure commitments from other customers on our waiting list, usually at higher rates and with term commitments. In some cases we have seen customers reallocate spending from shallower to deeper wells, or from gas to oil, or gas to tar sands. There are also instances where customers are shifting activity from the Gulf of Mexico to land, and we continue to see incremental activity in the testing of new shale and other unconventional gas prospects and in the expanding application of improved drilling and completion techniques. All of this drives demand for additional rigs, albeit fewer than the frenzied market of the last four quarters, and we continue to reallocate rigs to customers who are willing and able to commit to longer terms and/or higher rates. As a result, our U.S. Lower 48 Land Drilling unit realized a $1,257 increase in average margins per rig day during the second quarter, which was much larger than expected since rigs continue to renew at much higher current market rates.
Going forward, we do expect the magnitude of sequential margin increases to moderate, as we have been predicting for the last six quarters. Future growth in this business will increasingly come from incremental volume, all of which is contractually assured. The only negative we actually see is slippage in the delivery of our new rigs. We now expect to have 31 new rigs operating by year-end along with 10 reactivated rigs, all with long-term contract commitments. The revised schedule anticipates another 45 new rigs commencing in the first three quarters of 2007. Collectively, all of these rig commitments will contribute an incremental 15 rig years in 2006, 65 in 2007 and 86 in 2008, not including any of the many additional commitments we continue to discuss. The start-up of these rigs will bring the volume of term contracts for our U.S. Lower 48 fleet to at least 150 by mid-2007, and this number could well exceed 200 depending upon the extent of renewals and extensions of the 57 existing contracts maturing during this period. This gives us an unprecedented ability to weather a short-term downturn with minimal impact on our consolidated results.
In Canada, we are experiencing the same conditions as in our U.S. Lower 48 markets, with results nearly double what we anticipated as a result of the quick recovery from the spring thaw. We are realizing improved year-over-year summer season pricing in our middle and deeper depth rigs, which comprise roughly 90% of our fleet. The shallow rig market is experiencing flat summer season pricing, but this is having little to no impact on Nabors because we have very little exposure in this rig class other than our new state-of-the-art AC coiled tubing/stem drilling rigs, which have unique advantages and are enjoying enthusiastic customer acceptance. We currently have four of these units working and we expect to have 10 deployed by year-end, all of which have either existing or strong prospects for contracts. The interest level in this new technology is high in both Canada and the U.S. Lower 48, and the prospects for extending this new rig’s depth capability from the current 1500 meters (5,000 feet) to 1,800 meters (6,000 feet) and eventually to 3,000 meters (10,000 feet) is opening up even more possibilities.
Regardless of the near-term North American natural gas outlook, we still expect significantly higher year-over-year quarterly results throughout the balance of the year and next year for all of our major businesses. We expect our U.S. Lower 48 Land Drilling business to grow nicely over the next six quarters, but we expect even larger percentage gains in our International, U.S. Well-Servicing and U.S. Offshore units.
Our International business particularly will be an increasingly large contributor to our future results as rates for both new and existing rigs move rapidly toward replacement pricing and a large and growing volume of rig deployments commences. The tightness of global rig supply is only beginning to be manifest in these markets. In the first half of 2006 we deployed 12 rigs and we expect to deploy another 15 in the second half, all at margins which are nearly double those of late last year. These rigs should contribute a net 13 rig years in 2006 and another 14 in 2007. Over the next 6-24 months, much of our existing fleet will be up for renewal, in many cases from margins which are as low as one-third of current renewal levels. In addition, two of our larger international jackups will come off multi-year contracts in early 2007 and are expected to renew at much higher rates. We continue to have near and longer-term prospects for an exceptionally large number of additional rigs which should commence in 2007 and beyond.
In our U.S. Offshore unit, results have improved meaningfully and should continue to accelerate throughout the balance of this year as four new rigs deploy and pricing remains strong across all asset classes. We expect 2006 results to more than double last year’s numbers despite some temporary weakness in the jackup market, where operators are hesitant to commence projects during hurricane season due to the new MMS rules.
In U.S. Well-Servicing, where over 70% of our business is derived from oil related work, we continue to experience significant strength in activity and pricing. The impact of new rig deliveries began to materialize this quarter, with eight incremental rigs working compared to the first quarter. New rig deliveries will accelerate rapidly over the balance of this year, reaching 27 in the fourth quarter. In total, we should receive 100 new rigs by the third quarter of 2007, 80 of which are new 500 horsepower Millennium™ Rigs. These rigs are being well received in the market, as evidenced by the magnitude of the pricing premium they are commanding and the length of the waiting list for rigs yet to deploy. We are in the process of acquiring more of these highly successful state-of-the-art PLC rigs in a 400 HP class, and we will likely order more 200 HP rigs as well. We are also investing heavily in new capacity in our fluids storage, hauling and disposal business. Pricing also continues to be surprisingly strong in this unit. In early July we implemented another 15% price increase across all sizes of rigs with no commensurate loss in rig count. This reflects the continuing demand for expedient repairs to oil wells, which we expect to continue even with crude prices much lower than today’s levels.
In May we placed $2.75 billion in five-year convertible notes with an effective interest rate of 2.3% and a 55% conversion premium. The placement was accomplished in a two-step process. This was the most cost-effective and efficient means to accomplish an offering of this size and serves to offset any dilution at maturity until the stock reaches $54.64 per share. Concurrently, we utilized $1.0 billion of the proceeds to repurchase 28.5 million shares of our common stock from buyers. This transaction will be accretive to our results by roughly $0.26 per share in 2006 and $0.56 in 2007. At the end of the second quarter, the year-to-date repurchases of our common stock stands at 37.4 million shares at an average price of $35.03 per share. All of this leaves us with over $2 billion in cash and investments, which puts us in even better position to capitalize on opportunities.
Competitive constraints and customer confidentiality make it impossible to convey fully the magnitude and breadth of opportunities we have before us across all of our 16 operating entities. Our expectations for the longer-term continue to grow beyond those we outlined at our December analyst meeting, near-term concerns over North American natural gas notwithstanding. As a result, we remain confident in our ability to not only meet but exceed the forward results implied by consensus estimates.”

The Nabors companies own and operate approximately 600 land drilling and approximately 800 land workover and well-servicing rigs in North America. Offshore, Nabors operates 43 platform rigs, 21 jack-up units and 3 barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The Company will post a group of slides on its website shortly following this release for interested investors to utilize in following the review of our business results and outlook during a conference call it will conduct, tomorrow Tuesday July 25, 2006, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The call can be accessed on our website at www.nabors.com, or through First Call at www.firstcallevents.com. The slides will be available on the Nabors website and can be viewed or downloaded by going to “Investor Information” and then to “Events Calendar”.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2006	2005	2006	2006	2005
Revenues and other income:
Operating revenues	$1,118,000	$765,337	$1,163,926	$2,281,926	$1,549,065
Earnings (losses) from unconsolidated affiliates	9,370	5,204	4,399	13,769	7,207
Investment income	16,728	15,578	13,870	30,598	27,366

Total revenues and other income	1,144,098	786,119	1,182,195	2,326,293	1,583,638

Costs and other deductions:
Direct costs	594,226	454,584	614,617	1,208,843	929,210
General and administrative expenses	87,830	59,805	88,797	176,627	118,446
Depreciation and amortization	87,946	70,982	81,389	169,335	139,170
Depletion	7,913	11,343	13,017	20,930	23,696
Interest expense	12,168	11,333	8,055	20,223	22,070
Losses on sales of long-lived assets, impairment charges and other expense (income), net	4,216	4,223	4,029	8,245	8,094

Total costs and other deductions	794,299	612,270	809,904	1,604,203	1,240,686

Income before income taxes	349,799	173,849	372,291	722,090	342,952

Income tax expense:
Current	58,549	1,903	61,425	119,974	14,118
Deferred	57,817	40,141	54,103	111,920	69,615

Income tax expense	116,366	42,044	115,528	231,894	83,733

Net income	$233,433	$131,805	$256,763	$490,196	$259,219

Earnings per share (1) (3):
Basic	$.79	$.42	$.82	$1.61	$.84
Diluted	$.77	$.41	$.79	$1.56	$.81

Weighted-average number of common shares outstanding (1):
Basic	294,419	314,881	312,990	303,704	309,606

Diluted	304,394	322,425	324,536	314,608	319,992

Adjusted income derived from operating activities (2)	$349,455	$173,827	$370,505	$719,960	$345,750

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

(3)	On December 13, 2005, our Board of Directors approved a two-for-one stock split on our common shares to be effectuated in the form of a stock dividend. The stock split was subject to the approval by our shareholders of a proposal to amend our Amended and Restated Bye-Laws to increase the authorized share capital of Nabors by the creation of additional common shares. This proposal was approved by our shareholders in a Special Meeting of Shareholders on March 30, 2006. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006. All common share, per share and stock option amounts have been restated to reflect the effect of the stock split.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	December 31,
(In thousands, except ratios)	2006	2006	2005
ASSETS
Current assets:
Cash and short-term investments	$1,659,088	$474,856	$1,423,525
Accounts receivable, net	1,007,878	949,524	822,104
Other current assets	370,735	331,690	371,679

Total current assets	3,037,701	1,756,070	2,617,308
Long-term investments	349,406	250,413	222,802
Property, plant and equipment, net	4,563,893	4,156,554	3,886,924
Goodwill, net	370,310	359,955	341,939
Other long-term assets	269,825	167,547	161,434

Total assets	$8,591,135	$6,690,539	$7,230,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$767,912
Other current liabilities	709,506	688,965	584,544

Total current liabilities	709,506	688,965	1,352,456
Long-term debt	4,002,963	1,252,384	1,251,751
Other long-term liabilities	802,807	936,040	868,060

Total liabilities	5,515,276	2,877,389	3,472,267
Shareholders’ equity	3,075,859	3,813,150	3,758,140

Total liabilities and shareholders’ equity	$8,591,135	$6,690,539	$7,230,407

Cash, short-term and long-term investments	$2,008,494	$725,269	$1,646,327

Funded debt to capital ratio:
- Gross	0.57 : 1	0.25 : 1	0.35 : 1
- Net of cash and investments	0.39: 1	0.12 : 1	0.09 : 1
Interest coverage ratio:	38.7 : 1	34.9 : 1	28 : 1

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2006	2005	2006	2006	2005
Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$468,787	$300,700	$426,350	$895,137	$559,690
U.S. Land Well-servicing	168,841	118,776	160,733	329,574	224,889
U.S. Offshore	62,554	45,130	43,526	106,080	83,197
Alaska	24,912	21,955	26,806	51,718	46,723
Canada	120,587	73,530	226,557	347,144	239,857
International	169,147	135,168	146,895	316,042	259,198

Subtotal Contract Drilling (2)	1,014,828	695,259	1,030,867	2,045,695	1,413,554
Oil and Gas (3)	9,703	15,218	29,837	39,540	30,517
Other Operating Segments (4) (5)	153,593	81,919	151,703	305,296	157,910
Other reconciling items (6)	(50,754)	(21,855)	(44,082)	(94,836)	(45,709)

Total	$1,127,370	$770,541	$1,168,325	$2,295,695	$1,556,272

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$212,696	$101,813	$179,731	$392,427	$175,272
U.S. Land Well-servicing	47,435	26,401	46,070	93,505	45,829
U.S. Offshore	23,667	12,498	10,454	34,121	19,509
Alaska	3,384	4,159	4,242	7,626	10,131
Canada	19,873	470	83,102	102,975	46,238
International	50,500	32,558	37,497	87,997	62,325

Subtotal Contract Drilling (2)	357,555	177,899	361,096	718,651	359,304
Oil and Gas (3)	(584)	2,869	13,436	12,852	3,743
Other Operating Segments (4) (5)	18,469	7,569	20,567	39,036	12,631
Other reconciling items (7)	(25,985)	(14,510)	(24,594)	(50,579)	(29,928)

Total	349,455	173,827	370,505	719,960	345,750
Interest expense	(12,168)	(11,333)	(8,055)	(20,223)	(22,070)
Investment income	16,728	15,578	13,870	30,598	27,366
Losses on sales of long-lived assets, impairment charges and other income (expense), net	(4,216)	(4,223)	(4,029)	(8,245)	(8,094)

Income before income taxes	$349,799	$173,849	$372,291	$722,090	$342,952

Rig activity:
Rig years: (8)
U.S. Lower 48 Land Drilling	255.2	229.3	253.4	254.3	225.9
U.S. Offshore	18.0	17.2	14.9	16.5	16.4
Alaska	7.8	6.8	7.2	7.5	6.7
Canada	37.9	26.2	73.3	55.5	46.1
International (9)	93.2	83.4	86.3	89.7	79.3

Total rig years	412.1	362.9	435.1	423.5	374.4

Rig hours: (10)
U.S. Land Well-servicing	318,961	308,718	311,768	630,729	605,329
Canada Well-servicing	61,648	60,297	121,224	182,872	174,633

Total rig hours	380,609	369,015	432,992	813,601	779,962

(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $4.1 million, $1.2 million and $.69 million for the three months ended June 30, 2006 and 2005 and March 31, 2006, respectively, and $4.8 million and $1.9 million for the six months ended June 30, 2006 and 2005, respectively.

(3)	Represents our oil and gas exploration, development and production operations.

(4)	Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5)	Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $5.3 million, $4.0 million and $3.7 million for the three months ended June 30, 2006 and 2005 and March 31, 2006, respectively, and $9.0 million and $5.3 million for the six months ended June 30, 2006 and 2005, respectively.

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(6)	Represents the elimination of inter-segment transactions.

(7)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended June 30, 2006, June 30, 2005 and March 31, 2006, and 4.0 years and 3.9 years during the six months ended June 30, 2006 and 2005, respectively.

(10)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2006	2005	2006	2006	2005
Net income (numerator):
Net income	$233,433	$131,805	$256,763	$490,196	$259,219
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$1.381 billion due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted net income — diluted	$233,433	$131,805	$256,763	$490,196	$259,219

Earnings per share:
Basic	$.79	$.42	$.82	$1.61	$.84
Diluted	$.77	$.41	$.79	$1.56	$.81
Shares (denominator): (4)
Weighted-average number of shares outstanding — basic (5)	294,419	314,881	312,990	303,704	309,606
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	9,975	7,544	10,986	10,344	10,386
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$1.381 billion due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	560	560	—

Weighted-average number of shares outstanding — diluted	304,394	322,425	324,536	314,608	319,992

(1)	Diluted earnings per share for the three months and six months ended June 30, 2006 do not include any incremental shares issuable upon the exchange of our $2.75 billion senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $45.83 on the last trading day of the quarter, which did not occur during the quarter ended June 30, 2006. The $2.75 billion notes were issued during the quarter ended June 30, 2006 and had no effect on prior period’s earnings per share.

(2)	Diluted earnings per share for the three and six months ended June 30, 2006 and the three months ended March 31, 2006 excludes approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of our $57 million zero coupon convertible senior debentures. Diluted earnings per share for the three and six months ended June 30, 2005 exclude approximately 17.0 million potentially dilutive shares initially issuable upon the conversion of these debentures. Such shares did not impact our calculation of dilutive earnings per share for those quarters as we are required to pay cash up to the principal amount of any debentures converted. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $49.

(3)	Diluted earnings per share for the three months ended June 30, 2006 and 2005 do not include any incremental shares issuable upon the exchange of our $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares

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exceeds $35.05 on the last trading day of the quarter, which was the case for the applicable measurement period for the three months ended March 31, 2006 and the six months ended June 30, 2006.

(4)	On December 13, 2005, our Board of Directors approved a two-for-one stock split on our common shares to be effectuated in the form of a stock dividend. The stock split was subject to the approval by our shareholders of a proposal to amend our Amended and Restated Bye-Laws to increase the authorized share capital of Nabors by the creation of additional common shares. This proposal was approved by our shareholders in a Special Meeting of Shareholders on March 30, 2006. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006. All common share, per share and stock option amounts have been restated to reflect the effect of the stock split.

(5)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, respectively: 294.2 million and .2 million shares for the three months ended June 30, 2006; 314.5 million and .4 million shares for the three months ended June 30, 2005; 312.8 million and .2 million shares for the three months ended March 31, 2006; 303.5 million and .2 million shares for the six months ended June 30, 2006 and 309.2 million and .4 million shares for the six months ended June 30, 2005. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.

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